Exhibit 99.1

Bank of the James Reports Third Quarter, Nine Months of 2014 Financial Results

Loan Growth, Strong Asset Quality Support Record Quarterly Earnings

Lynchburg, VA., October 24, 2014 - Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the Greater Lynchburg MSA, commonly known as “Region 2000” and other markets in Central Virginia, today announced unaudited results for the three months and nine months ended September 30, 2014.

Net income for the three months ended September 30, 2014 was $914,000 or $0.27 per diluted share, an increase of 12.4% compared with net income of $813,000 or $0.24 per diluted share for the three months ended September 30, 2013. For the nine months of 2014, net income was $2.46 million or $0.73 per diluted share compared with $2.40 million or $0.71 for the nine months of 2013.

Highlights

•	Net income in third quarter 2014 was the highest quarterly earnings in the company’s history, following record quarterly net income in second quarter 2014. The Company’s year-to-date 2014 earnings were a company record for nine months.

•	Total assets were $451.69 million at September 30, 2014, up 4% from $434.51 million at year-end 2013.

•	Asset growth primarily reflected 9.8% growth in total loans held for investment, net of allowance for loan losses, to $373.39 million compared with $339.99 million at December 31, 2013.

•	Total stockholders’ equity at September 30, 2014 increased to $33.44 million, up 12.3% from $29.77 million at year-end 2013, primarily reflecting growth in retained earnings to $4.25 million compared with $2.12 million.

•	Book value per share rose to $9.94 at September 30, 2014 compared with $8.85 per share at December 31, 2013.

•	Based on the results achieved in the third quarter, the company’s board of directors approved a $0.05 per share dividend payable to shareholders of record on December 12, 2014, to be paid on December 26, 2014.

•	The company’s board of directors has also authorized a share repurchase program extending through October, 2015, which authorizes the company to buy back up to 100,000 shares on such terms and conditions as the company deems favorable.

Robert R. Chapman III, President and CEO, commented: “We have achieved record financial results during 2014. These results reflect our bank’s ability to win a variety of commercial and retail business, and retain customer relationships despite a highly competitive, rate-sensitive economic environment. We offer the services and products that enable us to compete with any bank, large or small, but our people make the difference by providing personalized financial solutions that win business and support customer retention.

“The bank’s three and nine month results reflect steady commercial loan and residential mortgage loan growth that has increased our interest income. Even with the low interest rate environment in recent years, we have been able to maintain our net interest margin at relatively stable levels, in large part because we believe our customers recognize the value of partnering with us, which extends beyond mere pricing.

“As we have grown the company, maintained asset quality and managed expenses to maximize our profitability, we have delivered increased value for shareholders: rising stockholders’ equity, improved returns on average assets and equity, increased book value per share, and this year, initiated quarterly cash dividends. We believe that the stock buyback program presents another opportunity to build value for our shareholders.”

Third Quarter, Nine Months of 2014 Operating Summary

The company’s record third quarter net income reflects growing contributions from interest income from loans, which increased 5.7% to $4.45 million at September 30, 2014 compared with $4.21 million a year ago. Net interest income was $4.15 million in third quarter 2014 compared with $3.97 million in third quarter 2013, which reflects interest income growth and a 4.8% reduction in interest expense. There was no provision for loan losses in either period.

Total interest expense declined to $577,000 in the three months ended September 30, 2014, compared with $606,000 for the three months ended September 30, 2013, primarily reflecting an 11% year-over-year reduction in interest expense related to time deposits.

For the nine months of 2014, net interest income rose to $13.88 million compared with $13.68 million for the nine months of 2013, primarily reflecting greater year-over-year interest income from loans and an 4.2% lower interest expense. Net interest income after provision for loan losses grew 4.5% to $12.07 million for the nine months of 2014 compared with $11.56 million in the previous year’s nine-month period. In addition to interest income growth and expense reductions, a decline in the company’s year-to-date provision for loan losses to $55,000 from $290,000 a year ago contributed to the improvement.

J. Todd Scruggs, CFO, commented: “We believe our prudent loan underwriting practices that have supported the strong quality of our loan portfolio, combined with careful attention to managing interest expense, has enabled us to maximize the value of interest generated by our lending activities. This has supported our ability to resist margin erosion. In the third quarter 2014, our net interest margin was 3.97%, which has remained stable throughout the year.”

In third quarter 2014, noninterest income increased 20.8% to $929,000 compared with $769,000 a year ago, reflecting positive contributions from mortgage origination fees, service charges and commissions, and fees from the bank’s expanded line of treasury management services for commercial customers. For the nine months of 2014, noninterest income was $2.60 million compared with $2.64 million for the nine months of 2013. Fee income during the 2014 period increased, while gains on sales of securities from the bank’s investment portfolio were significantly lower in 2014 versus the prior year’s period when the company capitalized on opportunities to generate selective gains from securities sales.

Noninterest expense in third quarter 2014 was $3.74 million compared with $3.57 million a year ago, while noninterest expense for the nine months of 2014 was $11.11 million compared with $10.77 for the nine months of 2013. The increase in both 2014 periods primarily reflects an increase in employee compensation, directly related to variable compensation attributable to increased mortgage origination volume. These increases were partially offset by year-over-year declines in FDIC insurance expenses and lower costs related to other real estate owned as the company trimmed its portfolio of foreclosed properties by 20.1% from December 31, 2013 totals. A reduction in owned properties and accelerating productivity, including the bank’s Charlottesville and Roanoke, Virginia offices opened in late 2013, contributed to a 73.63% efficiency ratio in third quarter 2014, which improved from 75.34% in third quarter 2013.

Balance Sheet Highlights and Outlook

Total loans (including loans held for sale), net of allowance for loan losses, rose to $375.39 million at September 30, 2014 – a record loan level for the company – compared with $341.92 million at December 31, 2013, reflecting growth in commercial lending and residential mortgage lending. The company’s total loans (including loans held for sale), net of loan loss allowance, at September 30, 2014 represented 13.3% growth compared with September 30, 2013 totals.

Commercial loan balances increased 18.4% at September 30, 2014 and non-owner occupied real estate (primarily commercial real estate) grew 22.4% compared with a year ago. The bank added 11 new commercial banking relationships during third quarter 2014 with total loan commitments of approximately $10.7 million, and additional smaller relationship clients. The bank added several new residential home construction loans in the quarter, which contributed to 32.3% year-over-year growth in 1-4 family home construction loans.

“The steady consecutive quarter growth in commercial lending, which frequently includes deposit and treasury services relationships, has been extremely encouraging,” Chapman explained. “We have seen a solid mix of real estate and C&I activity, which may include lines of credit, equipment financing, and financing for working capital requirements. There is intense competition among banks for C&I loans, and we believe our ability to win and retain this business reflects our ability to provide integrated, customized solutions.”

Chapman noted the bank has also demonstrated continuing traction in residential purchase mortgage loans, which increased 7.0% at September 30, 2014 compared with a year ago. “As in our commercial lending, we provide a relationship-based experience that home buyers appreciate,” he noted. “We have seen modest increases in home purchases throughout our market, and have also benefited from the contributions made by our mortgage-focused Roanoke office.”

Total deposits were $398.83 million at September 30, 2014, up from $387.40 million at December 31, 2013. A key highlight of deposit activity since year-end 2013 was 22.5% growth in noninterest bearing demand deposits, primarily reflecting expanded business banking relationships.

Total assets at September 30, 2014 were a company-record $451.69 million, up from $434.51 million at December 31, 2013. The company continued to demonstrate strong asset quality, reflected by a ratio of nonperforming assets to total assets of 0.98% and a nonperforming loans ratio of 0.86%. The company remained fully reserved for problem loans, with an allowance for loan losses to nonaccruing loans of 149.3%. The bank’s “Texas Ratio” (NPAs + Troubled Debt Restructurings: Capital + Loan Loss Reserve), a measurement of asset quality, was 10.52% at September 30, 2014.

For the three months ended September 30, 2014, return on average assets (ROAA) was 0.80%, up from ROAA of 0.74% for the three months ended September 30, 2013, while return on average equity (ROAE) was 10.82% in third quarter 2014 compared with 10.55% in third quarter 2013. Key measures of shareholder value, including total stockholders’ equity and book value per share, rose significantly compared with the prior year.

The bank remained “well capitalized” by accepted regulatory standards, with an approximate tier 1 to average total assets ratio of 9.43%, an approximate tier 1 risk-based capital ratio of 11.97% and an approximate total risk-based capital ratio of 13.22% at September 30, 2014. In addition, the company is “well capitalized” on a consolidated basis, but is evaluating options by which it can repay the holding company’s debt due on the existing unregistered debt securities and replace all or part of the debt with Tier 1 capital without diluting the common shareholders.

Chapman concluded: “While businesses and homeowners alike continue to be cautious, we have seen encouraging economic signs throughout Region 2000 and our other served markets. We have demonstrated success in accomplishing growth-generating initiatives for 2014, including building a larger and diversified loan portfolio, earning a greater share of customers’ total banking business, expanding electronic and mobile banking services, and generating growth from our investments in new facilities, operations and people and the potential expansion into additional markets. We intend to continue to build value for our shareholders through continued growth.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, and other markets in and around Central Virginia. The bank operates nine full service locations, one limited service branch, two loan production offices, and an investment services division. The company is celebrating its 15th anniversary this year. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

FINANCIAL TABLES FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Sep 30, 2014	Three months ending Sep 30, 2013	Change	Year to date Sep 30, 2014	Year to date Sep 30, 2013	Change
Interest income	$4,726	$4,573	3.35%	$13,881	$13,677	1.49%
Interest expense	577	606	-4.79%	1,755	1,832	-4.20%
Net interest income	4,149	3,967	4.59%	12,126	11,845	2.37%
Provision for loan losses	—	—	—	55	290	-81.03%
Noninterest income	929	769	20.81%	2,603	2,638	-1.33%
Noninterest expense	3,739	3,568	4.79%	11,105	10,770	3.11%
Income taxes	425	355	19.72%	1,107	1,025	8.00%
Net income	914	813	12.42%	2,462	2,398	2.67%
Weighted average shares outstanding	3,364,874	3,352,725	0.36%	3,364,874	3,352,725	0.36%
Basic net income per share	$0.27	$0.24	$0.03	$0.73	$0.72	$0.01
Fully diluted net income per share	$0.27	$0.24	$0.03	$0.73	$0.71	$0.02

Balance Sheet at period end:	Sep 30, 2014	Dec 31, 2013	Change	Sep 30, 2013	Dec 31, 2012	Change
Loans, net	$373,390	$339,994	9.82%	$330,472	$319,922	3.30%
Loans held for sale	2,003	1,921	4.27%	799	904	-11.62%
Total securities	36,470	49,628	-26.51%	50,354	53,369	-5.65%
Total deposits	398,831	387,398	2.95%	393,128	399,015	-1.48%
Stockholders’ equity	33,436	29,772	12.31%	29,238	29,613	-1.27%
Total assets	451,686	434,511	3.95%	435,372	441,381	-1.36%
Shares outstanding	3,364,874	3,364,874	—	3,352,725	3,352,725	—
Book value per share	$9.94	$8.85	1.09	$8.72	$8.83	$(0.11)

Daily averages:	Three months ending Sep 30, 2014	Three months ending Sep 30, 2013	Change	Year to date Sep 30, 2014	Year to date Sep 30, 2013	Change
Loans, net	$365,895	$328,947	11.23%	$354,055	$325,710	8.70%
Loans held for sale	2,198	891	146.69%	1,463	921	58.85%
Total securities	38,033	50,404	-24.54%	44,785	50,601	-11.49%
Total deposits	405,470	391,664	3.52%	400,501	388,827	3.00%
Stockholders’ equity	33,516	30,570	9.64%	32,845	29,794	10.24%
Interest earning assets	415,097	397,140	4.52%	409,277	392,787	4.20%
Interest bearing liabilities	340,297	337,397	0.86%	339,449	334,526	1.47%
Total assets	452,748	434,676	4.16%	447,038	431,073	3.70%

Financial Ratios:	Three months ending Sep 30, 2014	Three months ending Sep 30, 2013	Change	Year to date Sep 30, 2014	Year to date Sep 30, 2013	Change
Return on average assets	0.80%	0.74%	0.06	0.74%	0.74%	—
Return on average equity	10.82%	10.55%	0.27	10.02%	10.76%	(0.74)
Net interest margin	3.97%	4.06%	(0.09)	3.98%	4.06%	(0.08)
Efficiency ratio	73.63%	75.34%	(1.71)	75.40%	74.36%	1.04
Average equity to average assets	7.40%	7.03%	0.37	7.35%	6.91%	0.44

Allowance for loan losses:	Three months ending Sep 30, 2014	Three months ending Sep 30, 2013	Change	Year to date Sep 30, 2014	Year to date Sep 30, 2013	Change
Beginning balance	$5,177	$5,475	-5.44%	$5,186	$5,535	-6.31%
Provision for losses	—	—	—	55	290	-81.03%
Charge-offs	(326)	(513)	-36.45%	(427)	(970)	-55.98%
Recoveries	22	21	4.76%	59	128	-53.91%
Ending balance	4,873	4,983	-2.21%	4,873	4,983	-2.21%

Nonperforming assets:	Sep 30, 2014	Dec 31, 2013	Change	Sep 30, 2013	Dec 31, 2012	Change
Total nonperforming loans	$3,263	$3,066	6.43%	$4,022	$6,346	-36.62%
Other real estate owned	1,160	1,451	-20.06%	1,701	2,112	-19.46%
Total nonperforming assets	4,423	4,517	-2.08%	5,723	8,458	-32.34%
Troubled debt restructurings - (performing portion)	556	564	-1.42%	567	572	-0.87%

Asset quality ratios:	Sep 30, 2014	Dec 31, 2013	Change	Sep 30, 2013	Dec 31, 2012	Change
Nonperforming loans to total loans	0.86%	0.89%	(0.03)	1.20%	1.94%	(0.74)
Allowance for loan losses to total loans	1.29%	1.50%	(0.21)	1.49%	1.70%	(0.22)
Allowance for loan losses to nonperforming loans	149.34%	169.15%	(19.81)	123.89%	87.22%	36.67